Exhibit 10.28

Aspect Software Group Holdings Ltd.

(f/k/a Concerto Software Group Holdings Ltd.)

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

September 22, 2005

Oak Investment Partners IX, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates Fund-A, Limited Partnership

Oak Investment Partners X, Limited Partnership

Oak X Affiliates Fund, Limited Partnership

Oak Investment Partners XI, Limited Partnership

525 University Avenue, Suite 1300

Palo Alto, California 94301

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Attention: Prescott Ashe

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Prior Agreement”), dated as of September 8, 2004, by and among certain of the parties hereto, providing for certain rights and obligations in respect of certain Ordinary Shares of Aspect Software Group Holdings Ltd. (f/k/a Concerto Software Group Holdings Ltd.) (the “Company”). The parties hereto desire to amend and restate the Prior Agreement in connection with the issuance and sale of those certain Ordinary Shares of the Company as of the date hereof. Upon the effectiveness of this letter agreement, this letter agreement shall amend, restate and replace in its entirety, the Prior Agreement, which shall have no further force or effect. Defined terms used but not defined herein shall have the meanings ascribed to them in that certain Shareholders Agreement, dated as of February 9, 2004, by and among the Company, the Golden Gate Group, the Oak Group and the Other Group, as amended from time to time (the “Shareholders Agreement”).

1.	Preemptive Rights.

(a)

Following the date of this letter agreement, except for the issuance or sale of securities (including options and debt securities) (i) to officers, employees, directors or consultants (excluding Golden Gate Private Equity, Inc., any member of the Golden Gate Group or their respective Affiliates or employees) of the Company or its Subsidiaries, (ii) pursuant to an IPO, (iii) from the conversion of any of the Company’s outstanding share capital into another class of share capital, (iv) as consideration deliverable to a third party in connection with the acquisition of another company or business by the Company or any of its Subsidiaries, (v) in connection with any debt financing but only to the extent with an Independent Third Party, or (vi) upon the exercise or conversion of any options, warrants or securities outstanding on the date hereof or issued after the date hereof in compliance with the provisions of this Paragraph 1, if the Company authorizes the issuance or sale of any of its equity or debt securities (other than as a dividend on the outstanding Ordinary Shares or other subdivision of the Ordinary Shares) to any Person, the Company shall first offer to sell to the Oak Group (to be apportioned among them according to their pro rata ownership of the Company’s Ordinary Shares immediately prior to such offering or as otherwise agreed by them) a portion of such stock or securities up to the lesser of (i) the quotient determined by dividing (x) the number of Ordinary Shares held by the members of the Oak Group determined on a fully diluted basis, assuming exercise or conversion of all options, warrants and convertible securities held by the members of the Oak Group by (y) the total number of Ordinary Shares then outstanding determined on a fully diluted basis, assuming exercise or conversion of all options, warrants and convertible securities and (ii) 30% of such stock or securities. The members of the Oak Group shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to such Person. The purchase price for all stock and securities offered to the Oak Group shall be payable in cash by wire transfer of immediately available funds.

(b)	Each member of the Oak Group which desires to exercise its purchase rights hereunder must within 10 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment deliver a written notice to the Company describing its election hereunder. Upon the election of any member of the Oak Group to receive non-voting stock in lieu of voting stock or securities, the Company shall offer such holder non-voting stock or securities in lieu of voting stock or securities, but otherwise with identical economic terms and conditions.

(c)	Upon the expiration of the offering period described above, the Company shall be entitled to sell such stock or securities which the members of the Oak Group have not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the members of the Oak Group. Any stock or securities offered or sold by the Company to any Person after such 120-day period must be reoffered to the Oak Group pursuant to the terms of this Paragraph 1.

(d)	The rights under this Paragraph 1 will terminate upon the earlier to occur of (i) the consummation of an IPO and (ii) the consummation of a Change in Control.

2.	Information and Inspection Rights.

(a)	Delivery of Financial Statements. The Company shall deliver to each holder of Oak Shares:

(i)	as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(ii)	as soon as practicable, but in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

(iii)	as soon as practicable, but in any event not later than 30 days following the commencement of each fiscal year, a budget and business plan for such fiscal year, prepared on a monthly basis, and, as soon as prepared, any other material budgets or significant revisions to such budgets prepared by the Company.

(b)	Termination of Rights. The rights set forth in this Paragraph 2 shall continue with respect to each holder of Oak Shares until the earlier of (i) the consummation of an IPO and (ii) the consummation of a Change in Control.

3.	Affiliate Transactions. The Company shall not, and shall cause its Subsidiaries not to, enter into any transaction with any member of the Golden Gate Group or any of their respective Affiliates, except for any transaction with any such Person which is not substantially less favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with an unaffiliated Person; it being agreed that (i) any transaction contemplated by (A) that certain Amended and Restated Advisory Agreement, dated as of the date hereof, between the Company, certain of its Subsidiaries and GGC Administration, LLC (“GGC Administration”), in the form attached hereto as Exhibit A (the “Advisory Agreement”); (B) the Shareholders Agreement; and (C) that certain Registration Agreement dated February 9, 2004 between the Company and certain of it shareholders (or the termination of any of the aforementioned agreements as agreed among the parties thereto), in any such case shall not be subject to this Paragraph 3 and (ii) the Advisory Agreement (as the same may be amended or otherwise modified from time to time) may provide for periodic advisory fees payable to GGC in an amount not to exceed the greater of (A) the maximum amount of such fees permitted under the most restrictive of any extant bona fide third party loan agreement among the Company and/or its Subsidiaries and the lenders party thereto and (B) 5% of EBITDA (as the same may be defined in any such loan agreement, and if no such loan agreement exists, then as such term was defined in the most recent such loan agreement). This Paragraph 3 will terminate upon the earlier to occur of (i) and IPO and (ii) a Change in Control.

4.	Certain Covenants and Agreements.

(a)	The Company shall provide, or shall cause to be provided, the members of the Oak Group with (i) a calculation of their allocable shares of “subpart F income” (within the meaning of Section 952 of the Internal Revenue Code of 1986, as amended) of subsidiaries of the Company for the relevant 2004 and 2005 taxable years or periods and (ii) any other information that the members of the Oak Group may need to complete their respective IRS Forms 5471 or that they may reasonably request, at or around the same time as such information is provided to the members of the Golden Gate Group (and in any event will provide such information that relates to 2004 by October 15, 2005 and such information that relates to 2005 by the later of (x) March 31, 2006 and (y) the date on which the Company’s 2005 audit is completed).

(b)	Without the prior written consent of the holders of a majority in interest of the Ordinary Shares held by the Oak Group, following the date of this letter agreement, until such time, if any, that the Company (or its successor) is treated as a corporation for U.S. federal income tax purposes, the Company (and any successor to the Company) shall not (i) directly or through any entity that is treated as a pass-through entity for U.S. federal income tax purposes, acquire any equity interest in any entity that would be treated as a “controlled foreign corporation” under Section 957 of the Internal Revenue Code of 1986 (the “Code”), as amended, immediately after such acquisition or (ii) conduct any business other than holding, directly or through any entity that is treated as a pass-through entity for U.S. federal income tax purposes, the shares of any entity that is treated as a corporation for U.S. federal income tax purposes, and any matter incidental or related thereto; provided that the foregoing shall not prohibit the Company from serving as the indirect corporate parent of the Concerto/Aspect group of companies, issuing or redeeming its own equity or performing administrative functions in connection therewith, or taking other actions incidental or related thereto. The Company represents and warrants to the members of the Golden Gate Group and the Oak Group that it does not, directly or through any entity that is treated as a pass-through entity for U.S. federal income tax purposes, own any equity interest in any entity that would be treated as a “controlled foreign corporation” under Section 957 of the Code.

(c)

Any Distribution (as defined in the Articles of Association) for the purpose of providing cash to Shareholders to enable them (or any of their affiliates or equity owners) to pay tax on their allocable share of “subpart F income” pursuant to U.S. federal income tax laws shall only be made in accordance with the provisions of the Articles of Association, and any arrangement other than a Distribution entered into for the purpose of providing cash to

Shareholders to enable them (or any of their affiliates or equity owners) to pay tax on their allocable share of “subpart F income” pursuant to U.S. federal income tax laws shall be offered to the members of the Oak Group on a pro rata basis in proportion to their respective share of such taxes then required to be paid by all Shareholders and their affiliates.

(d)	The Company will not amend its Articles of Association, either directly or indirectly by merger, consolidation or otherwise, in a manner that would adversely treat a Shareholder of any particular class of the Company’s share capital which is party to this letter agreement in a manner different from any other holder of such class of the Company’s share capital (provided that for purposes of this Paragraph 4, voting and non-voting shares shall be deemed to be the same class of share capital).

(e)	The Company will not amend Section 1(a)(i), Section 1(a)(ii)(E), Section 1(a)(iii) or Section 11 of the Shareholders Agreement or Section 10(d) of the Registration Agreement without the prior written consent of the holders of a majority in interest of the Ordinary Shares held by the Oak Group, as long as any member of the Oak Group holds any Shareholder Shares (as defined in the Shareholders Agreement) or any Oak Registrable Securities (as defined in the Registration Agreement), respectively.

(f)	On the date of this letter agreement, each member of the Oak Group holding any of those certain Senior Convertible Subordinated Promissory Notes issued by the Company on September 8, 2004, as amended (the “Convertible Notes”), shall exchange such notes for a number of Class L Ordinary Shares, par value $0.00001 per share, of the Company, pursuant to that certain Exchange Agreement, dated as of the date of this letter agreement, between the Company and the holders of the Convertible Notes.

5.	Advisory Services. In the event any member of the Oak Group or any of their Affiliates provide advisory services to the Company, the Company shall (a) compensate such advisor on an hourly basis consistent with the hourly rate at which GGC Administration, LLC is paid for advisory fees pursuant to the Advisory Agreement and (b) include non-economic terms in any such agreement (including Sections 6 and 7 thereof) pursuant to which such advisory services may be provided which are substantially similar to the non-economic terms included in the Advisory Agreement.

6.	Fees and Expenses.

(a)	The Company agrees to reimburse the Oak Group for reasonable out-of-pocket legal fees and expenses incurred in connection with the Oak Group’s ownership of or investment in the Company (or related matters); provided that a member of the Oak Group will give advance notice to the Company if the Oak Group believes such amount will exceed $5,000 per calendar quarter, and such amount will not exceed $10,000 per calendar quarter without the prior written consent of the Company, not to be unreasonably withheld.

(b)	In addition to the rights set forth in Section 6(a), in the event the Company commences the migration transaction contemplated by Section 8 hereof, the Company will pay the reasonable fees and expenses of counsel to the Oak Group in connection with such transaction, in an amount not to exceed $25,000.

(c)	The rights set forth in this Paragraph 6 shall continue with respect to the Oak Group until the earlier of (i) the consummation of an IPO and (ii) the consummation of a Change in Control.

7.	Amendment and Waiver. Except as otherwise provided herein, the provisions of this letter agreement may be amended or waived only upon the prior written consent of the Company and the holders of at least a majority of the then outstanding Shareholder Shares party to this letter agreement; provided that in the event that such amendment or waiver would adversely treat a Shareholder or Group party to this letter agreement in a manner different from any other Group or holders of Shareholder Shares party to this letter agreement, then such amendment or waiver will require the consent of such adversely treated holder or the holders of a majority of the Shareholder Shares of such adversely treated Group party to this letter agreement. Paragraph 1 and Paragraphs 3 through 7 may be amended or waived only upon the prior written consent of the holders of a majority in interest of the Ordinary Shares held by the Oak Group. The failure of any party to enforce any of the provisions of this letter agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this letter agreement in accordance with its terms.

8.	Migration Transaction. The Company agrees to continue evaluating the advantages and disadvantages of a transaction by which the Company’s jurisdiction of formation would be migrated to Delaware, to use commercially reasonable efforts to complete this evaluation by December 31, 2005 and, in the event a decision is made to effect any such migration (in the Company’s sole discretion), to complete any related restructuring within a commercially reasonable time period thereafter.

9.	Director Election. The Company represents and warrants that, as of the date hereof, Fedric W. Harman has been elected as a director of the Company and the size of the Company’s board of directors is five (5) directors. The Company agrees to enter into an indemnification agreement with Mr. Harman on the same terms and conditions as the Company’s indemnification agreements with other directors and that is acceptable to the Oak Group and the Company (which will include an indemnity of the directors’ affiliated funds).

The provisions contained in Section 12 through Section 22 of the Shareholders Agreement are incorporated herein by reference as though set forth herein in their entirety.

*    *    *    *    *

Please countersign a copy of this letter agreement in the space indicated below to evidence the binding agreement of the undersigned with respect to the matters set forth herein.

Yours sincerely,

Aspect Software Group Holdings Ltd.

By:	/s/ Prescott Ashe

Name:	Prescott Ashe

Title:	Director

Accepted and Agreed to as of the date first above written.

CCG Investments BVI, L.P. CCG Associates – QP, L.L.C. CCG Associates – AI, L.L.C. CCG Investment Fund – AI, L.P. CCG AV, L.L.C. - series C CCG AV, L.L.C. - series F CCG CI, L.L.C.

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative

By:	/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

Golden Gate Capital Investment Fund II, LP

Golden Gate Capital Investment Fund II-A, LP

Golden Gate Capital Investment Fund II (AI), LP

Golden Gate Capital Investment Fund II-A (AI), LP

Golden Gate Capital Associates II-QP, LLC

Golden Gate Capital Associates II-AI, LLC

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorized Representative

By:	/s/ David Dominik
Name:	David Dominik
Its:	Managing Director

[Signature Page to Oak Letter Agreement]

OAK INVESTMENT PARTNERS IX, LIMITED PARTNERSHIP

/s/ Fredric Harman
Fredric W. Harman
Managing Member of Oak Associates IX, LLC The General Partner of Oak Investment Partners IX, Limited Partnership

OAK IX AFFILIATES FUND, LIMITED PARTNERSHIP

/s/ Fredric Harman
Fredric W. Harman Managing Member of Oak IX Affiliates, LLC The General Partner of Oak IX Affiliates Fund, Limited Partnership

OAK IX AFFILIATES FUND-A, LIMITED PARTNERSHIP

/s/ Fredric Harman
Fredric W. Harman Managing Member of Oak IX Affiliates, LLC The General Partner of Oak IX Affiliates Fund-A, Limited Partnership

OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP

/s/ Fredric Harman
Fredric W. Harman Managing Member of Oak Associates X, LLC The General Partner of Oak Investment Partners X, Limited Partnership

[Signature Page to Oak Letter Agreement]

OAK X AFFILIATES FUND, LIMITED PARTNERSHIP

/s/ Fredric Harman
Fredric W. Harman Managing Member of Oak X Affiliates, LLC The General Partner of Oak X Affiliates Fund, Limited Partnership

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

/s/ Fredric Harman
Fredric W. Harman Managing Member of Oak Associates XI, LLC The General Partner of Oak Investment Partners XI, Limited Partnership

[Signature Page to Oak Letter Agreement]